                                                                   EXHIBIT 10.39






                            ASSET PURCHASE AGREEMENT

                          Dated as of January 11, 1999

                                 by and between

                       JPS CONVERTER AND INDUSTRIAL CORP.

                                    as Seller

                                       and

                          BELDING HAUSMAN INCORPORATED

                                  as Purchaser







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                                TABLE OF CONTENTS

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                                    ARTICLE I
                                   DEFINITIONS......................................       2
  1.1    Defined Terms .............................................................       2
  1.2    Terms Defined Elsewhere in the Agreement ..................................       9
  1.3    Other Definitional Provisions .............................................      10


                                   ARTICLE II
                             PURCHASE AND SALE OF ASSETS............................      10
  2.1    Sale of Assets; Assumption of Liabilities .................................      10
  2.2    Purchase Price ............................................................      11
  2.3    Adjustments to Purchase Price .............................................      11


                                   ARTICLE III
                                     CLOSING........................................      13
  3.1    Closing ...................................................................      13
  3.2    Conveyances at Closing ....................................................      14
         (a)      Instruments and Possession .......................................      14
         (b)      Form of Instruments ..............................................      15
         (c)      Consents to Assignment ...........................................      15
  3.3    Assumption Documents ......................................................      16
  3.4    Other Deliveries at Closing ...............................................      16
         (a)      Personal Property Lease Assignment and Assumption Agreement ......      16
         (b)      Certificates; Opinions ...........................................      16
         (c)      Personal Property Leases and Other Third-Party Consents ..........      16
  3.5    Certain Business Information ..............................................      17


                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF SELLER......................      17
  4.1    Organization ..............................................................      17
  4.2    Corporate Authorization ...................................................      17
  4.3    Personal Property Leases ..................................................      18
  4.4    Title to Owned Real Property ..............................................      18
  4.5    Title to Owned Personal Property ..........................................      18
  4.6    Contracts and Commitments .................................................      18
  4.7    Litigation, Proceedings and Applicable Law ................................      19
  4.8    Compliance with Law .......................................................      20
  4.9    Taxes .....................................................................      20
  4.10   No Conflict or Violation ..................................................      20
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  4.11   Consents and Approvals ....................................................      21
  4.12   Insurance .................................................................      21
  4.13   Employee Benefit Plans ....................................................      21
  4.14   Labor Relations ...........................................................      22
  4.15   Permits ...................................................................      23
  4.16   Brokers ...................................................................      23
  4.17   Boger City Plant ..........................................................      23
  4.18   Environmental Matters .....................................................      23
  4.19   Condition of Fixed Assets .................................................      24
  4.20   Books and Records .........................................................      24
  4.21   Customers .................................................................      24
  4.22   Product Warranties ........................................................      24
  4.23   Absence of Certain Changes ................................................      24
  4.24   Certain Payments ..........................................................      25
  4.25   October 31, 1998 and 1997 Statement .......................................      25
  4.26   Form of Purchase Order Confirmation .......................................      25


                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................      25
  5.1    Organization ..............................................................      25
  5.2    Corporate Authorization ...................................................      26
  5.3    No Conflict or Violation ..................................................      26
  5.4    Consents and Approvals ....................................................      26
  5.5    Litigation ................................................................      27
  5.6    Brokers ...................................................................      27


                                   ARTICLE VI
                         COVENANTS OF SELLER AND PURCHASER..........................      27
  6.1    Employees .................................................................      27
         (a)      Employment .......................................................      27
         (b)      Credited Service .................................................      28
         (c)      Severance ........................................................      28
         (d)      Health and Medical Plan Coverage .................................      28
         (e)      Vacation .........................................................      28
         (f)      Pension Benefits .................................................      29
         (g)      Savings Plan .....................................................      29
         (h)      Flex Plan ........................................................      29
         (i)      Transfer of or Access to Records .................................      30
         (j)      W-2 Matters ......................................................      30
  6.2    Further Assurances; Cooperation and Assistance ............................      30
  6.3    Nondisclosure .............................................................      31
  6.4    Non-Competition ...........................................................      31
  6.5    Sums Received in Respect of Business ......................................      32
  6.6    Maintenance of the Business Prior to Closing ..............................      32
  6.7    Consents ..................................................................      34
  6.8    Public Announcements ......................................................      34
  6.9    Bill and Hold Insurance ...................................................      34
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  6.10   Financing .................................................................      34
  6.11   Pre-Closing Sales Tax Liabilities .........................................      35
  6.12   Testing ...................................................................      35


                                   ARTICLE VII
                        CONDITIONS TO SELLER'S OBLIGATIONS..........................      35
  7.1    Representations, Warranties and Covenants .................................      35
  7.2    Certificates ..............................................................      35
  7.3    Corporate Documents .......................................................      36
  7.4    Legal Opinion .............................................................      36
  7.5    Consents ..................................................................      36
  7.6    No Governmental Proceedings or Litigation .................................      36


                                  ARTICLE VIII
                       CONDITIONS TO PURCHASER'S OBLIGATIONS........................      36
  8.1    Representations, Warranties and Covenants .................................      36
  8.2    Certificates ..............................................................      37
  8.3    Section 1445 Certificate ..................................................      37
  8.4    Corporate Documents .......................................................      37
  8.5    Legal Opinion .............................................................      37
  8.6    Consents ..................................................................      37
  8.7    Delivery of Documents .....................................................      37
  8.8    Good Standing Certificates ................................................      37
  8.9    Release of Liens ..........................................................      37
  8.10   No Governmental Proceedings or Litigation .................................      38
  8.11   Financing .................................................................      38


                                   ARTICLE IX
                     CERTAIN ACTIONS BY SELLER AND PURCHASER
                                   AFTER THE CLOSING       .........................      38
  9.1    Books and Records .........................................................      38
  9.2    Indemnification ...........................................................      38
         (a)      By Seller ........................................................      38
         (b)      By Purchaser .....................................................      39
         (c)      Claims by Third Parties ..........................................      39
         (d)      Limitations on Indemnification ...................................      40
  9.3    [Reserved] ................................................................      44
  9.4    Tax Matters ...............................................................      44
  9.5    Mail Received After Closing ...............................................      44


                                    ARTICLE X
                                  MISCELLANEOUS.....................................      45
 10.1    Termination ...............................................................      45
 10.2    Survival of Representations and Warranties ................................      45
 10.3    Assignment ................................................................      46
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 10.4    Notices ...................................................................      46
 10.5    Choice of Law .............................................................      47
 10.6    Entire Agreement; Amendments and Waivers ..................................      47
 10.7    Multiple Counterparts .....................................................      48
 10.8    Expenses ..................................................................      48
 10.9    Invalidity ................................................................      48
 10.10   Titles ....................................................................      48
 10.11   Confidential Transaction Information ......................................      48
 10.12   Third Parties .............................................................      49
 10.13   Neutral Construction ......................................................      49
 10.14   Revisions to Certain Schedules ............................................      49
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EXHIBITS

         Exhibit A -- Form of Bill of Sale
         Exhibit B -- Form of Contract Rights Assignment and Assumption
                         Agreement
         Exhibit C -- Excluded Assets
         Exhibit D -- October 31, 1998 and 1997 Statement
         Exhibit E -- Form of Personal Property Lease Assignment and Assumption
                         Agreement
         Exhibit F -- Form of Purchase Order Confirmation
         Exhibit G -- Form of Opinion of Jackson Walker L.L.P., Counsel to
                         Purchaser
         Exhibit H -- Form of Opinion of Weil, Gotshal & Manges LLP, Counsel to
                         Seller


SCHEDULES

         Schedule 1.1(a)  -  Fixed Assets
         Schedule 1.1(b)  -  Exceptions to Title
         Schedule 3.5(a)  -  Employees
         Schedule 3.5(b)  -  Backlog
         Schedule 4.3     -  Personal Property Leases
         Schedule 4.4     -  Owned Real Property
         Schedule 4.5     -  Exceptions to Title to Owned Personal Property
         Schedule 4.6     -  Contracts
         Schedule 4.7     -  Seller's Legal Proceedings
         Schedule 4.8     -  Exceptions to Seller's Legal Compliance
         Schedule 4.9     -  Taxes
         Schedule 4.10    -  Seller's Conflicts or Violations
         Schedule 4.11    -  Seller's Consents and Approvals
         Schedule 4.12    -  Insurance
         Schedule 4.13(a) -  Employee Benefit Plans
         Schedule 4.14(a) -  Compensation
         Schedule 4.14(b) -  Floyd Clonninger
         Schedule 4.14(c) -  Employee Manuals
         Schedule 4.14(d) -  Labor Relations
         Schedule 4.15    -  Permits
         Schedule 4.17    -  Material Changes
         Schedule 4.18    -  Environmental Matters
         Schedule 4.19    -  Inoperable Fixed Assets
         Schedule 4.21    -  Customers
         Schedule 4.22    -  Product Warranties
         Schedule 4.23    -  Certain Changes
         Schedule 4.26    -  Purchase Orders
         Schedule 5.3     -  Purchaser's Conflicts or Violations
         Schedule 5.4     -  Purchaser's Consents and Approvals
         Schedule 5.5     -  Purchaser's Legal Proceedings



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         Schedule 5.6     -     Brokers
         Schedule 6.1(c)  -     Seller's Severance and Layoff Benefits
         Schedule 6.1(e)  -     Vacation Policy
         Schedule 6.4(a)  -     Non-Compete
         Schedule 6.4(b)  -     Key Employees
         Schedule 6.6(b)  -     Employees and Business Relationships
         Schedule 7.5     -     Seller's Consents
         Schedule 8.6     -     Purchaser's Consents




















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                            ASSET PURCHASE AGREEMENT

                  This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of
January 11, 1999, is by and between JPS Converter and Industrial Corp., a
Delaware corporation ("Seller"), and Belding Hausman Incorporated, a Delaware corporation ("Purchaser").


                                  WITNESSETH:

                  WHEREAS, Seller is engaged in the business of manufacturing a variety of yarns and manufacturing and selling a variety of unfinished woven fabrics at Seller's Boger City Plant (the "Boger City Plant") located in
Lincolnton, North Carolina (the "Business"), which fabrics are marketed by Seller to other end users for the manufacture of draperies, curtains, lampshades, bedding and upholstery; and

                  WHEREAS, Seller desires to sell, and Purchaser desires to purchase, substantially all of the properties, rights and assets used by Seller in the conduct of the Business upon the terms and subject to the conditions hereinafter set forth; and

                  WHEREAS, JPS (as defined herein) and Purchaser are simultaneously herewith executing the JPS Agreement (as defined herein), pursuant to which JPS, among other matters, shall guarantee the due and punctual performance and discharge by Seller of all of Seller's obligations under this Agreement; and

                  WHEREAS, Seller and Purchaser are simultaneously herewith executing (i) the Supply Agreement (as defined herein), pursuant to which Seller shall sell to Purchaser and Purchaser shall purchase from Seller Yarn (as defined therein), subject to the terms and conditions contained therein, which shall be effective only upon (a) the Closing (as defined herein) or (b) the termination of this Agreement pursuant to (x) Section 10.1(c) hereof under the circumstances in which all conditions to the obligations of Purchaser to consummate the transactions provided for hereby (other than the conditions contained in Section 8.7 hereof in respect of closing deliveries (provided that Seller shall be willing and able to make such deliveries)) have been satisfied or waived by Purchaser except for the condition set forth in Section 8.11 hereof in respect of financing or (y) Section 10.1(d) hereof and (ii) the Transitional
Services Agreement (as defined herein), pursuant to which Seller shall provide certain transitional services to




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Purchaser, subject to the terms and conditions contained therein, which shall be effective only upon the Closing;

                  NOW, THEREFORE, in consideration of the mutual premises, covenants, representations and warranties contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

                  1.1 Defined Terms. Unless otherwise defined herein, the following terms as used herein shall have the following respective meanings:

                  "Accounts Receivable" means all accounts and notes receivable, refunds and deposits received from third parties relating solely to the Business together, in each case, with all security and collateral therefor.

                  "Accounts Payable" means all accounts payable relating solely to the Business.

                  "Affiliate" means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

                  "Agreement" shall have the meaning set forth in the recitals hereto.

                  "Ancillary Agreements" means the other agreements, instruments and documents executed or to be executed by Seller or Purchaser or their respective Affiliates, as the case may be, in connection with this Agreement, including, without limitation, the special warranty deed, the Bills of Sale, the Personal Property Lease Assignment and Assumption Agreement, the Contract Rights
Assignment and Assumption Agreement, the Transitional Services Agreement and the
Supply Agreement.

                  "Assets" means all of Seller's rights, title and interests in and to all of the properties, assets and rights constituting the Business (other than the Excluded Assets) on the Closing Date, consisting of the following:

                  (a)      all Accounts Receivable;



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                  (b)      all Contract Rights;

                  (c)      all Owned Real Property;

                  (d)      all Fixed Assets;

                  (e) all of Seller's rights and obligations under the Personal Property Leases;

                  (f)      all Inventory;

                  (g)      to the extent transferable, all Permits; and

                  (h) all Books and Records, including books of account, records, files, invoices, manuals, sales, marketing and advertising materials, customer and supplier files, personnel files, equipment maintenance records, equipment warranty information, material, specifications and drawings, equipment drawings, customer specifications, sales, distribution and purchase correspondence, trade association memberships and all other similar data, manuals and property, in each case relating solely to the Business;

provided, however, that the Assets shall also include all other assets located at the Boger City Plant as of the Closing Date (other than the Excluded Assets).

                  "Assumed Liabilities" shall mean the following liabilities and obligations of Seller: (i) all duties and obligations under the contracts and commitments set forth on Schedule 4.6 to the extent that such duties and obligations accrue after the Closing Date, (ii) Accounts Payable, together with any interest accrued thereon (A) in an amount not to exceed $900,000 in the aggregate and (B) which, in respect of each Account Payable, is not more than 30 days from the invoice date, (iii) liabilities described in Section 6.1 hereof in respect of the Transferred Employees and (iv) all Environmental Costs and Liabilities at the Boger City Plant not attributable to Seller or any prior owner or operator of the Business or which were not violations of Environmental
Laws in effect as of or prior to the Closing.

                  "Bills of Sale" means one or more Bills of Sale made as of the Closing Date by Seller in the form of Exhibit A hereto.

                  "Boger City Plant" shall have the meaning set forth in the recitals hereto.




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                  "Books and Records" means all books and records relating
solely to the Business or relating solely to the Assets and the customers and suppliers thereof.

                  "Business" shall have the meaning set forth in the recitals hereto.

                  "Closing Date" means the date which is the fifth business day after all the conditions to Closing set forth in Articles VII and VIII have been satisfied or waived, or such other date as Purchaser and Seller shall mutually agree.

                  "Closing Statement" means the audited statement which shall set forth Accounts Receivable and Inventory as of the Closing Date, net of appropriate reserves and allowances, calculated in accordance with GAAP and on a basis consistent with the October 31, 1998 and 1997 Statement.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Contract Rights" means all of the rights, duties and obligations of Seller under the contracts and commitments set forth on Schedule
4.6 hereto and all of Seller's right, title and interest in and to all contracts, agreements, leases, notes, purchase orders, sales orders and other commitments of Seller relating solely to the Business.

                  "Contract Rights Assignment and Assumption Agreement" means that certain agreement dated as of the Closing Date by and between Seller and Purchaser in the form of Exhibit B hereto.

                  "Employees" means all persons who are employed as current employees of the Business on the Closing Date (or, for purposes of Section 3.5 only, on the dates specified therein), including but not limited to, all Employees on vacation, a leave of absence, layoff or receiving benefits under any disability plan of Seller; provided, however, that Employees shall not include (i) the employees performing services for the Business who are located in New York, New York and (ii) Emmett Eagle, the director of technical services of Seller.

                  "Encumbrance" means any lien, mortgage, pledge, security interest, charge or encumbrance of any nature whatsoever or any right or interest whatsoever of any third party, including, without limitation, a lien, claim or other



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interest of a Governmental Agency or municipality for Taxes, assessments and other such charges.

                  "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, monitoring or other studies or the costs to cleanup, removal or otherwise treat any Hazardous Material) arising from or under any Environmental Law or order.

                  "Environmental Laws" means all applicable federal, state, local or foreign laws (including common law), statute, rule, regulation or other legal requirement relating to the environment, natural resources or employee health and safety including, without limitation, the Comprehensive Environmental
Resource, Compensation, and Liability Act (42 U.S.C. ss. 9601 et seq.)
("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. ss. 1801 et seq.) ("RCRA"), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air
Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act, as amended
(15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide, and
Rodenticide Act (7 U.S.C. ss. 136 et seq.), the Emergency Planning and Community
Right-to-Know Act (42 U.S.C. ss. 11001 et seq.), the Safe Drinking Water Act (42
U.S.C. ss. 201 and ss. 300f et seq.), the Oil Pollution Act (33 U.S.C. ss. 2701 et seq.) and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), as such laws have been amended or supplemented from time to time, and all regulations, rules or ordinances duly promulgated pursuant thereto and any analogous state, local or foreign laws, in each case as in effect as of the date hereof and as of the Closing Date.

                  "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

                  "Excluded Assets" means the properties and assets of the Business listed on Exhibit C hereto and which are not being acquired by Purchaser hereunder.

                  "Excluded Liabilities" means all liabilities of Seller other than the Assumed Liabilities.

                  "Fixed Assets" means all of the furniture, fixtures, furnishings, machinery, tools, equipment and other personal property owned by Seller and used in connection with the Business, and located in, at or upon the Owned Real



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Property as of the Closing Date and which are necessary to the Business, including all warranties and licenses received from manufacturers and sellers of the aforesaid items to the extent assignable by Seller to Purchaser and any related claims, credits and rights of recovery with respect to such items, as set forth on Schedule 1.1(a) attached hereto, and four (4) ply-twisters from the Seller's Stanley, North Carolina plant.

                  "GAAP" means U.S. generally accepted accounting principles applicable to financial statements which omit complete footnotes and schedules, consistently applied throughout the periods involved.

                  "Governmental Agency" means (a) any international, foreign, federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

                  "Hazardous Material" means any substance, material or waste whether in a solid, liquid or gaseous state which is classified, regulated or otherwise characterized by any Governmental Agency as hazardous, toxic, contaminant, or pollutant or words of similar meaning or regulatory effect, including, but not limited to, petroleum, petroleum products, asbestos, urea, formaldehyde and polychlorinated biphenyls.

                  "Inventory" means all of (i) the inventory relating solely to the Business held for sale to customers in the ordinary course of the Business as of the Closing Date, (ii) the raw materials, work in process, finished products, wrapping, supply and packaging items, and similar items, other than tray packs, relating solely to the Business as of the Closing Date and (iii) related claims and rights of recovery with respect to the items listed in clauses (i) and (ii) hereto to the extent assignable.

                  "JPS" means JPS Textile Group, Inc., a Delaware corporation.

                  "JPS Agreement" means that certain letter agreement of even date herewith, by and between Purchaser and JPS.



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                  "Knowledge of Seller" shall mean the actual knowledge of any of the following individuals: Jerry E. Hunter, the Chairman and Chief Executive
Officer, John Sanders, the Chief Financial Officer and Monnie L. Broome, the
Vice President - Human Resources (solely in respect of human resources and employee benefit matters) of JPS or James H. Gully, the Executive Vice President
of Operations, Reid A. McCarter, the Business Manager, Charles O'Mahoney, the
Chief Financial Officer and Carl Rosen, the President of Seller or Floyd
Clonninger, the Plant Manager of the Boger City Plant.

                  "Material Adverse Effect" means any event, change, effect, occurrence or state of facts that has had or is reasonably expected to have a material adverse effect on the business, results of operations or the financial condition of the Business taken as a whole; provided, however, that any adverse effect arising out of or resulting from (a) an event or series of events or circumstances affecting (i) the textiles industry generally in the United States or (ii) the United States economy generally or (b) the entering into of this Agreement, shall not, in and of itself, constitute a Material Adverse Effect.

                  "October 31, 1998 and 1997 Statement" means that certain unaudited statement of Seller's Household Furnishing Division as of October 31,
1998 and November 1, 1997 which is attached hereto as Exhibit D.

                  "Owned Real Property" means the real property relating solely to the Business and owned by Seller, as listed on Schedule 4.4.

                  "Permissible Liens" means, with respect to any Asset, (i) the exceptions to title identified on Schedule 1.1(b) hereto, (ii) taxes not yet due and payable as set forth on Schedule 1.1(b), (iii) such matters as set forth on the surveys (if any) delivered by Seller to Purchaser with respect to the Owned
Real Property, (iv) laws and governmental regulations that affect the use and maintenance of the Owned Real Property, provided that they are not violated by the buildings and improvements constituting the Owned Real Property, (v) the consents for the erection of any structures on, under or above any streets on which the Owned Real Property abuts as set forth on Schedule 1.1(b), (vi) the notices of violation of law or municipal ordinances, orders or requirements issued by any Governmental Agency as set forth on Schedule 1.1(b), (vii) liens for Taxes, assessments, water and sewer rents not yet due and payable as set forth on Schedule 1.1(b) and (viii)



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utility lines, sewer lines and railroad rights of way affecting the Owned Real
Property as set forth on Schedule 1.1(b).

                  "Permits" means all of Seller's licenses, permits, certificates and other public, governmental and private third party authorizations and approvals reasonably necessary to carry on the Business as presently conducted, in each case relating solely to the Business, as listed on
Schedule 4.15.

                  "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or a government or political subdivision thereof.

                  "Personal Property Lease Assignment and Assumption Agreement" means that certain agreement dated as of the Closing Date by and between Seller and Purchaser in the form of Exhibit E hereto.

                  "Personal Property Leases" means all of the leases of personal property relating solely to the Business listed on Schedule 4.3 hereto.

                  "Purchaser" shall have the meaning set forth in the recitals hereto.

                  "Release" means any release, spill, emission, leaking, pumping, emptying, dumping, injection, abandonment, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or on, into, above or beneath any property.

                  "Seller" shall have the meaning set forth in the recitals hereto.

                  "Seller Credit Agreement" means the Credit Facility Agreement, dated as of October 9, 1997, as amended, supplemented, modified, restated or refinanced from time to time, among JPS, Seller, JPS Elastomerics Corp., the financial institutions party thereto (the "Lenders"), Citibank, N.A., in its capacity as agent and collateral agent for the Lenders, and NationsBank, N.A., in its capacity as co-agent for the Lenders, and all guarantees, collateral or security agreements and related agreements entered into in connection therewith and pursuant thereto.




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                  "Supply Agreement" means that certain Supply Agreement of even date herewith by and between Seller and Purchaser.

                  "Taxes" means all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code Section 59A), premium, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value-added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest penalties or additions thereto.

                  "Transferred Employees" means all Employees who commence employment with Purchaser pursuant to Section 6.1(a) hereof.

                  "Transitional Services Agreement" means that certain
Transitional Services Agreement of even herewith by and between Seller and Purchaser.

                  1.2 Terms Defined Elsewhere in the Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

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                  Term                               Section
                  ----                               -------

                  Action                             9.2(c)
                  Asset Transfer Date                6.1(g)
                  Arbitrator                         2.3(c)
                  Cash Compensation                  4.14(a)
                  CIT Agreement                      6.6(g)
                  Closing                            3.1
                  Collateral Agent                   10.3
                  Consenting Party                   3.4(c)
                  Contracts                          4.6
                  Damages                            9.2(a)
                  Dispute Notice                     2.3(c)
                  Employees Policies and             4.14(c)
                   Procedures
                  JPS Flex Plan                      6.1(h)
                  Pension Plan                       6.1(f)

                  Plans                              4.13(a)
                  Purchase Order Confirmation        4.26
                  Purchase Price                     2.2
                  Purchaser Flex Plan                6.1(h)
                  Purchaser's Savings Plan           6.1(g)
                  Seller's Savings Plan              6.1(g)

                  1.3      Other Definitional Provisions.

                  (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) The terms "dollars" and "$" shall mean United States dollars.


                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

                  2.1 Sale of Assets; Assumption of Liabilities. On the Closing Date, in reliance upon the covenants, representations and warranties contained herein and subject to the terms and conditions hereof:

                  (a) Seller hereby agrees to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Assets.

                  (b) Purchaser hereby agrees to assume and pay, perform and discharge as and when due the Assumed Liabilities. Purchaser expressly shall not assume or pay for the Excluded Liabilities, including, without limitation, liabilities relating to (A) the Excluded Assets, (B) income or franchise Taxes imposed on net income or sales or real property taxes incurred by Seller or relating to the Assets for any taxable period ending on or prior to the Closing Date, (C) any liability for purchase money debt, debt for borrowed money or a guaranty in respect thereof, except to the extent such liabilities are reflected on the Closing Statement, and (D) (1) liabilities assumed by Seller pursuant to
Section 6.1 hereof and (2) liabilities incurred or accrued prior to the Closing Date under any employee benefit plan, policy and arrangement covering or providing benefits to the Employees.

                  2.2      Purchase Price.

                  (a) On the Closing Date, as consideration for the sale, conveyance, transfer, assignment and delivery of the Assets (i) Purchaser shall pay to Seller in cash an amount equal to $11,400,000 (the "Purchase Price"), subject to adjustment as provided in Section 2.3 hereof; and (ii) Purchaser shall assume the Assumed Liabilities.

                  (b) At the election of Seller, the Purchase Price shall be paid at the Closing by either (i) wire transfer of immediately available funds to an account designated in writing by Seller or (ii) federal funds check.

                  (c) Prior to the Closing, Seller shall prepare and deliver to Purchaser a schedule which shall set forth the allocation of the Purchase Price among the Assets. Such allocation shall be subject to Purchaser's approval (which shall not be unreasonably withheld). Subject to the requirements of any applicable Tax law, all Tax returns filed by Purchaser and Seller shall be prepared consistently with such allocation and with the treatment of the transaction pursuant to this Agreement as a purchase and sale of the Assets. In the event of any Purchase Price adjustment pursuant to Section 2.3 hereof, Purchaser and Seller agree to adjust such allocation to reflect such Purchase Price adjustment and, subject to the requirements of any applicable Tax laws, to file consistently any Tax returns required as a result of such Purchase Price adjustment. In the event no such agreement is reached, the parties hereto shall resolve such disagreement pursuant to the provisions provided for under Section 2.3(c) of this Agreement.

                  2.3      Adjustments to Purchase Price.

                  (a) The Purchase Price shall be increased or decreased (on a dollar for dollar basis), as the case may be, for any increase or decrease in Accounts Receivable and Inventory as set forth on the Closing Statement, if the aggregate value of Accounts Receivable and Inventory as of the Closing Date (net of appropriate reserves and allowances, calculated in accordance with GAAP and on a basis consistent with the October 31, 1998 and 1997 Statement) is: (A) greater than $7,538,000, then Purchaser shall pay to Seller the amount of such excess; (B) less than $7,538,000, then Seller shall pay to Purchaser the amount of such difference; or (C) equal to $7,538,000, then neither Seller nor Purchaser shall owe any amount to the other pursuant to this Section 2.3(a).

                  (b) As soon as is reasonably practicable following the Closing Date (but no later than 45 days following the Closing Date), Seller shall prepare and deliver to Purchaser the Closing Statement which shall set forth the Purchase Price adjustments to be made, if any, in accordance with
Section 2.3(a). In connection with the preparation of the Closing Statement, Purchaser shall grant Seller and its accountants, counsel and other representatives, full and complete access to all of the books and records of the Business. The Closing Statement shall be audited by Seller's accountants and shall include a schedule reviewed by such accountants showing the computation of Accounts Receivable and Inventory as of the Closing Date (net of appropriate reserves and allowances, calculated in accordance with GAAP and on a basis consistent with the October 31, 1998 and 1997 Statement), computed in accordance with the definitions of such terms set forth herein. Concurrently with their delivery of the Closing Statement to Purchaser, Seller shall cause reasonable access to be granted to Purchaser to the work papers, schedules and other documents prepared or used by Seller and its accountants in connection with the preparation of the Closing Statement. Seller shall pay all fees and expenses of its accountants in connection with the preparation of the Closing Statement and the computation of Accounts Receivable and Inventory as of the Closing Date.

                  (c) Unless Purchaser, within 30 days after receipt of the Closing Statement, gives Seller a notice (the "Dispute Notice") (i) objecting in good faith to the Closing Statement, (ii) setting forth in reasonable detail the items being disputed and the reasons therefor, and (iii) specifying that Purchaser's calculation of Accounts Receivable and Inventory as of the Closing Date is in an amount which differs from that reflected in such Closing Statement (the entire amount of such difference being hereinafter referred to as the "Adjusted Amount"), the Accounts Receivable and Inventory as of the Closing Date as set forth in the Closing Statement and the Purchase Price adjustment set forth therein shall be binding and final upon the parties. If a Dispute Notice is given by Purchaser, the parties shall negotiate in good faith with a view to agreeing upon the Accounts Receivable and Inventory as of the Closing Date and the corresponding amount of the adjustment required by paragraph (a) of this
Section 2.3. If negotiations between Purchaser and Seller fail to resolve all disputed items within 30 days after the Dispute Notice was given to Seller, the remaining disputed items shall be submitted to KPMG Peat Marwick LLP (the "Arbitrator"). After affording each of Seller and Purchaser and their accountants the opportunity to present its position as to such determination (which opportunity shall not extend for more than 30 days from the date the independent public accountants are retained), the accounting firm selected pursuant to this paragraph shall determine the adjustment pursuant to paragraph
(a) of this Section 2.3 and such determination shall be final and binding. Each party shall pay its own costs and expenses in connection with the foregoing. The fees, costs and expenses of the Arbitrator shall be borne equally by Seller and Purchaser.

                  (d) The amount of any Purchase Price adjustment required under this Section 2.3 shall be delivered to Seller or Purchaser, as the case may be, with interest thereon (calculated on the basis of a 360-day year comprised of twelve 30-day months), from and including the Closing Date until paid at an annual rate equal to the base rate of interest of Citibank, N.A. (as such base rate is publicly announced from time to time as the base rate of such bank), at such place in the United States as the party receiving such amount shall designate in writing to the other party and shall be paid in immediately available funds within 30 days after the final determination of such Purchase Price adjustment.

                  (e) At the Closing (or after the Closing, to the extent the necessary calculations cannot be made at the Closing), real property taxes, water charges, sewer rents and other utility charges in respect of the Business shall be prorated as of the Closing Date with Seller being responsible for such items relative to periods prior to the Closing Date and Purchaser being responsible for such items relative to periods commencing on or subsequent to the Closing Date. If the Closing shall occur before a new tax rate is fixed, the apportionment of real property taxes shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation.


                                   ARTICLE III
                                     CLOSING

                  3.1 Closing. The Closing of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the New York offices of Weil, Gotshal & Manges LLP, New York, New York, or at such other time, date or place as the parties hereto may otherwise agree; provided, however, that the conditions to the obligations of Seller and Purchaser to consummate the transactions contemplated hereby shall have been at such time satisfied or waived.

                  3.2      Conveyances at Closing.

                  (a) Instruments and Possession. To effect the sale referred to in Section 2.1 hereof, Seller shall, on the Closing Date, execute and deliver to Purchaser, in such form as to transfer to Purchaser, good title to the Assets, subject to no Encumbrances, imperfections of title, covenants, restrictions, easements, encroachments or any state of facts which would be reflected on a current ALTA survey, other than, in the case of Owned Real Property, Permissible Liens:

                           (i) a special warranty deed, in proper form for recording and mutually and reasonably acceptable to Purchaser and Seller, conveying good title (other than Permissible Liens) to all Owned Real Property included in the Assets;

                           (ii) one or more Bills of Sale, conveying all of the owned personal property included in the Assets;

                           (iii) subject to Section 3.2(c), the Personal Property Lease Assignment and Assumption Agreement with respect to the assignment of the Personal Property Leases hereunder;

                           (iv) subject to Section 3.2(c), the Contract Rights Assignment and Assumption Agreement with respect to the assignment of all Contract Rights included in the Assets;

                           (v)      such other instruments as shall be
         reasonably requested by Purchaser to vest in Purchaser good title (other than, in the case of Owned Real Property, Permissible Liens) in and to the Assets in accordance with the provisions hereof;

                           (vi) such affidavits, certificates or filings as may be required to convey the Assets to Purchaser or as may be reasonably requested by Purchaser's title company and agreed to by Seller in connection with the issuance of the title policies with respect to the Owned Real Property, all costs, charges and premiums of which, shall be paid by Purchaser;

                           (vii)    an affidavit, in a form reasonably
         satisfactory to Purchaser, of Seller stating under penalties of perjury Seller's United States taxpayer identification number and that Seller is not a foreign person within the meaning of
         Section 1445(b)(2) of the Code; and

                           (viii)   physical possession and control of the
         Assets.

                  (b) Form of Instruments. All of the foregoing instruments shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser.

                  (c) Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, and subject to the provisions concerning Personal Property Leases set forth in Section 3.4(c) hereof, this Agreement shall not constitute an assignment of, or an agreement to assign, Assets, consisting of any claim, contract, license, lease commitment, sales order, purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of the other party thereto, would constitute a breach thereof; provided, however, that if Seller fails to obtain any consent set forth in Part II of Schedule 8.6 on or prior to the Closing Date, Purchaser shall, in accordance with Article 8 hereof, be under no obligation to consummate the transactions provided for hereby. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Purchaser would not receive all such rights, then, in accordance with Section 3.4(c) hereof, Seller will thereafter take all reasonable actions in order to provide to Purchaser the benefits under any such claim, contract, license, lease commitment, sales order or purchase order, including, without limitation, enforcement for the benefit of Purchaser (at Seller's expense) of any and all rights of Seller against such other party thereto arising out of the breach or cancellation by such other party or otherwise; and any transfer or assignment to Purchaser of any property or property rights or any contract or agreement which shall require the consent or approval of any such other party shall be made subject to such consent or approval being obtained; provided, further, however, that if Seller fails to obtain any consent set forth in Part II of Schedule 8.6 on or prior to the Closing Date, Purchaser shall, in accordance with Article 8 hereof, be under no obligation to consummate the transactions provided for hereby. Nothing contained in this Section 3.2(c) shall be deemed to require Seller to make any payments to obtain a consent or approval from any third party to the assignment by Seller to Purchaser. In addition, Seller shall not obtain any consent that will affect Purchaser to its economic detriment unless Purchaser expressly approves the obtaining of such consent.

                  3.3 Assumption Documents. Upon the terms and subject to the conditions contained herein, on the Closing Date, Purchaser shall deliver to Seller instruments of assumption evidencing Purchaser's assumption, pursuant to
Section 2.1(b) hereof, of the Assumed Liabilities. All such instruments shall be in form and substance, and executed in a manner, reasonably satisfactory to Seller.

                  3.4 Other Deliveries at Closing. In addition to the foregoing matters, at the Closing:

                  (a) Personal Property Lease Assignment and Assumption Agreement. Purchaser agrees to assume the Personal Property Leases assigned hereunder by joining with Seller in the execution of the Personal Property Lease Assignment and Assumption Agreement.

                  (b) Certificates; Opinions. Purchaser and Seller shall deliver the certificates, opinions and other instruments described in Articles VII and VIII hereof.

                  (c) Personal Property Leases and Other Third- Party Consents. To the extent any of the Personal Property Leases or any other Contract Right may not be assigned by Seller without the written consent of any lender or other third party (collectively, a "Consenting Party"), Seller shall use its reasonable efforts to secure and deliver the required consents to Purchaser within 90 days after the Closing Date; provided, however, that no modification of any such Personal Property Leases or Contract Right shall be made without Purchaser's prior written consent, which consent shall not be unreasonably withheld; provided, further, however, that to the extent such consents are not obtained within 90 days of the Closing Date then Seller shall have no further obligations hereunder and such Personal Property Leases or Contract Rights shall be deemed to not be a part of the Assets; provided, further, however, that if Seller fails to obtain any consent set forth in Part II of Schedule 8.6 on or prior to the Closing Date, Purchaser shall, in accordance with Article 8 hereof, be under no obligation to consummate the transactions provided for hereby. Purchaser shall cooperate as reasonably necessary or desirable to secure the consent of any Consenting Party, including, without limitation, providing to such Consenting Party financial information, operating history and information regarding Purchaser's intended use or disposition of any Asset.

                  3.5      Certain Business Information. Attached hereto (a) as
Schedule 3.5(a) is a true and correct list of the Employees as of the date hereof (which list shall, in respect of each Employee, contain the information set forth in Section 4.14(a) hereof) and (b) as Schedule 3.5(b) is a true and correct list of the backlog of the Business as of the date hereof, derived from Seller's internal records of backlog of unfilled firm orders for products sold by Seller in respect of the Business. No earlier than five (5) business days prior to the Closing, Seller shall provide Purchaser with (x) updated versions of the lists described in (a) and (b) above and (y) a list of standard prices of the Business and any applicable discounts by customer name, in each case certified by an officer of Seller as being true and correct in all material respects as of the date delivered to Purchaser.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby represents and warrants to Purchaser (as of the date hereof and as of the Closing Date as if made on the Closing Date) as follows:

                  4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own and lease all of its properties and assets. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure so to qualify would not be material.

                  4.2 Corporate Authorization. Seller has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement and the Ancillary Agreements, to consummate the transactions contemplated on its part hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and delivered by Seller and, assuming the due execution and delivery thereof by Purchaser, each is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratoriums or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (whether considered in an action at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

                  4.3 Personal Property Leases. Schedule 4.3 hereto contains a complete and correct list of all Personal Property Leases relating to the Business. Each Personal Property Lease listed on Schedule 4.3 is in full force and effect. There are no asserted or unasserted defaults thereunder, except for (i) defaults which would not, individually or in the aggregate, have a Material Adverse Effect or (ii) defaults of a party to any such Personal Property Lease which have been consented to or waived in writing by the other party thereto.

                  4.4 Title to Owned Real Property. Schedule 4.4 hereto contains a complete and correct list of all Owned Real Property. Except as set forth on Schedule 4.4, Seller has good, valid and indefeasible fee title to all Owned Real Property, free and clear of any and all Encumbrances, imperfections of title, covenants, restrictions, easements or encroachments except for Permissible Liens. Upon the consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and insurable title to such Owned Real Property, free and clear of all Encumbrances except for Permissible Liens.

                  Other than Permissible Liens or as set forth on Schedule 4.4, Seller has not granted any purchase options or rights of first refusal or first offer with respect to the Owned Real Property and the Owned Real Property is not subject to any such options or rights.

                  4.5 Title to Owned Personal Property. Except as set forth on Schedule 4.5 hereto, Seller has good title to all of the personal property owned by Seller and included in the Assets, free and clear of any and all Encumbrances, except for Permissible Liens. Upon the consummation of the transactions contemplated hereby, Purchaser shall receive good and valid title to such Owned Personal Property, free and clear of all Encumbrances.

                  4.6 Contracts and Commitments. Schedule 4.6 hereto lists all of the contracts, commitments, arrangements and understandings, both oral and written, which pertain or relate primarily to the conduct, operations and prospects of the Business, except for those contracts included in the Excluded Assets (collectively, the "Contracts"). To the Knowledge of Seller, there are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by Seller thereunder, and, except as described on Schedule 4.6, no penalties have been incurred nor, to the Knowledge of Seller, are any amendments pending with respect to the Contracts. Each Contract is in full force and effect and, assuming the due authorization, execution and delivery thereof by the other party thereto, each is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratoriums or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (whether considered in an action at law or in equity) and the discretion of the court before which any proceeding therefor may be brought, and no defenses, off-sets or counterclaims have been asserted or, to the Knowledge of Seller, may be made by any party thereto, nor has Seller waived any material rights thereunder, except as described in Schedule 4.6. Since September 1, 1998, Seller has not received written notice of any default with respect to any Contract. Except as contemplated hereby, Seller has not received notice of any plan or intention of any other party to any Contract to exercise any right to cancel or terminate any Contract, and, to the Knowledge of Seller, no fact that would justify the exercise of such a right exists. Except as listed in Schedule 4.6, none of the customers or suppliers of Seller has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, Seller.

                  4.7 Litigation, Proceedings and Applicable Law. Except as set forth on Schedule 4.7 hereto, there are no claims, actions, suits or proceedings pending or, to the Knowledge of Seller, threatened, against or affecting the Business which would have, individually or in the aggregate, an adverse effect on the Business or the Assets or impair Seller's ability to consummate the transactions contemplated hereby, or which question or challenge the validity of this Agreement or any actions to be taken by Seller hereunder or in connection with any of the transactions contemplated hereby. Except as set forth on Schedule 4.7 hereto, Seller is not subject to any judgment, order, writ, injunction or decree of any court or Governmental Agency, and there are no unsatisfied judgments against Seller or the Business.

                  4.8      Compliance with Law. Except as set forth on Schedule
4.8 hereto, the Business has been operated in compliance with all applicable laws, statutes, rules, regulations, ordinances, codes, orders, licenses, permits or authorizations, as such now apply to the Business.

                  4.9      Taxes. Except as set forth on Schedule 4.9 hereto:

                  (a) None of the Assets is: (1) property which Purchaser or Seller are or will be required to treat as owned by another person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 (as in effect immediately prior to the Tax Reform Act of 1986); (2) "Tax-exempt use property" within the meaning of Section 168(h)(1) of the Code; or (3) "Tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

                  (b)      Seller is not a foreign person within the meaning of
Section 1445(b)(2) of the Code.

                  4.10     No Conflict or Violation. Except as set forth on
Schedule 4.10 hereto, neither the execution, delivery nor performance of this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby or thereby will (a) violate or conflict with any provision of the Certificate of Incorporation or By-laws of Seller, (b) conflict with or result in a breach of or default (or an event which, with notice, lapse of time or both, would constitute a breach or default) under, result in the termination of, accelerate the performance required by, cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any lien or encumbrance on any of the Assets under any provision of any contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which Seller is a party or bound and to which the Assets or the Business is subject, (c) result in a violation by Seller of, or conflict with, any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree, or award (or an event which with notice, lapse of time, or both, would result in any such violation) or (d) result in the creation of a lien or encumbrance on the Assets other than a Permissible Lien.

                  4.11     Consents and Approvals. Except as set forth on
Schedule 4.11 hereto and other than real property recording and filing documents normally required in connection with the conveyance of title, no notice to, consent, approval or authorization of, or declaration, filing or registration with, any Governmental Agency or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

                  4.12  Insurance.

                  (a) Schedule 4.12 hereto contains a list of all policies of title, liability, fire, workers' compensation and other forms of insurance insuring the products, properties, assets and operations of the Business. At Purchaser's request, Seller will provide Purchaser with true, correct and complete copies of all such insurance policies. Except as set forth in Schedule 4.12, all such policies are in full force and effect.

                  (b) To the Knowledge of Seller, no notice of cancellation, termination or reduction in coverage has been received by Seller with respect to any policy listed in Schedule 4.12 hereto.

                  4.13     Employee Benefit Plans.

                  (a) Schedule 4.13(a) sets forth a list of each employee benefit plan, policy and arrangement which covers or provides benefits to the Employees (the "Plans"), including a summary of the material terms of such Plans.

                  (b) Seller has complied in all material respects with the terms of each Plan, and with any applicable provisions of ERISA and the Code.

                  (c) With respect to the Amended and Restated Savings, Investment and Profit Sharing Plan of JPS Textile Group, Inc., Seller has received a favorable determination letter from the Internal Revenue Service that such plan is qualified within the meaning of Section 401(a) of the Code and the trust related thereto is exempt from tax under Section 501(a) of the Code, and no proceedings exist or, to the Knowledge of Seller, have been threatened which could reasonably be expected to result in the revocation of such favorable determination letter.

                  4.14 Labor Relations. (a) Schedule 4.14(a) contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all Employees who are currently compensated at a rate in excess of $40,000 per year. In addition,
Schedule 4.14(a) contains a complete and accurate description of (i) all increases in Cash Compensation of Employees during the current fiscal year of Seller and (ii) any scheduled increases in Cash Compensation of Employees that have not yet been effected.

                  (b) Other than with respect to Floyd Clonninger, none of the Employees are covered by or participate in any Seller sponsored deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options. A summary of the terms of any such arrangements covering Mr. Clonninger are set forth on Schedule 4.14(b). There are no employment agreements to which Seller is a party with respect to the Employees.

                  (c) Schedule 4.14(c) contains a complete and accurate list of all employee manuals and all other material policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to Employees. Seller has provided Purchaser with a copy of all such Employee Policies and Procedures.

                  (d)      With respect to the Employees, except as set forth in
Schedule 4.14(d), (i) Seller has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and Seller has no liability for any arrears of wages or penalties for failure to comply with any of the foregoing, and (ii) there are no (A) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or, to the Knowledge of Seller, threatened against Seller before any federal, state or local court, board, department, commission or agency nor, to the Knowledge of Seller, does any basis therefor exist or (B) existing or, to the Knowledge of Seller, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting Seller, nor to the Knowledge of Seller, does any basis therefor exist, any of which could result in any material liability.

                  (e) With respect to the Employees, Seller has never been a party to any agreement with any union, labor organization or collective bargaining unit, no employees are represented by any union, labor organization or collective bargaining unit and, to the Knowledge of Seller, the Employees have not threatened to organize or join a union, labor organization or collective bargaining unit.

                  (f) To the Knowledge of Seller, all Employees are citizens of, or are authorized to be employed in, the United States.

                  4.15 Permits. Schedule 4.15 hereto sets forth a list of all Permits required to conduct the Business (including, without limitation, environmental permits required to construct, occupy, operate or use the Assets), the dates such Permits were obtained, the date of renewals thereof and the status of each Permit. Except as set forth on Schedule 4.15 there are no administrative or judicial proceedings pending or, to the Knowledge of Seller, threatened which seek to revoke, cancel or declare such Permits invalid in any respect.

                  4.16 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for Seller in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understanding made by or on behalf of Seller.

                  4.17     Boger City Plant. Except as set forth on Schedule
4.17 hereof, there have been no material changes to the plant and equipment at the Boger City Plant since October 31, 1998.

                  4.18     Environmental Matters. Except as disclosed on
Schedule 4.18 or in the environmental reports delivered to Purchaser prior to the Closing, (a) the Business and the Assets are in compliance with all Environmental Laws and any historic incidents of non-compliance have been corrected and any required reports have been submitted by Seller to the appropriate governmental authority; (b) there are no pending or, to the Knowledge of Seller, threatened, investigations, inquiries or proceedings against the Assets by any governmental authority under Environmental Laws; (c) neither the Business nor the Assets are subject to any obligation to remediate contamination from Hazardous Materials under any Environmental Laws; and (d) to the Knowledge of Seller, none of the Assets are included on any federal or state

"Superfund" list or subject to any liens imposed pursuant to Environmental Laws.

                  4.19     Condition of Fixed Assets. Except as set forth on
Schedule 4.19, to the Knowledge of Seller, all of the plants, structures and equipment included in the Assets are in good condition and repair for their intended use in the ordinary course or business, subject to ordinary wear and tear, and conform in all material respects with all applicable ordinances, regulations and other laws.

                  4.20 Books and Records. The Books and Records of the Business have been kept materially accurately by Seller in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Business have been properly recorded in such Books and Records.

                  4.21 Customers. Schedule 4.21 contains a complete and accurate list of the 20 largest non-intercompany customers of the Business in terms of sales for each of the last three fiscal years and the current fiscal year to date, showing, with respect to each such customer, the name and address of such customer.

                  4.22 Product Warranties. Except as set forth on Schedule 4.22, there is no claim against or liability of Seller on account of product warranties or with respect to the manufacture, sale or rental of defective products of the Business and, to the Knowledge of Seller, there is no basis for any such claim on account of defective products manufactured, sold or rented by Seller in respect of the Business since September 1, 1998 that is not fully covered by insurance.

                  4.23     Absence of Certain Changes. Except as set forth on
Schedule 4.23, since October 31, 1998, Seller has not, in respect of the Business (a) suffered any material adverse change, whether or not caused by any deliberate act or omission of Seller, in the condition (financial or otherwise), operations, assets or liabilities of the Business, (b) contracted for the purchase of any capital asset having a cost in excess of $100,000 or paid any capital expenditures in excess of $100,000, (c) suffered any damage or destruction to or loss of any Asset (whether or not covered by insurance) that has materially and adversely affected, or could materially and adversely affect, the Business, (d) acquired or disposed of any Asset except in the ordinary course of business, (e) written up or written down the carrying value of any Asset, (f) changed the costing system or depreciation methods of accounting for the Assets, (g) increased the compensation of any Employee except in the ordinary course of business, (h) entered into any other commitment or transaction or experienced any other event that is materially adverse to this Agreement or to any of the Ancillary Agreements or the transactions contemplated hereby or thereby, or that has materially and adversely affected, or could materially and adversely affect, the condition (financial or otherwise), operations, assets or liabilities of the Business.

                  4.24 Certain Payments. To the Knowledge of Seller, with respect to the Business, neither Seller nor any director, officer or employee of Seller has paid or caused to be paid, directly or indirectly, to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment.

                  4.25 October 31, 1998 and 1997 Statement. To the Knowledge of Seller, the October 31, 1998 and 1997 Statement has been prepared in accordance with the books and records of Seller on a consistent basis with Seller's preparation of the same information for prior periods.

                  4.26 Form of Purchase Order Confirmation. The form of Seller's purchase order confirmation attached hereto as Exhibit D (the "Purchase Order Confirmation") is the form of agreement used by Seller in connection with the purchase orders referenced in Part F of Schedule 4.6 and, except as set forth on Schedule 4.26 hereto, such purchase orders do not contain or incorporate by reference any material contractual terms which are not contained in the Purchase Order Confirmation (other than in respect of product, price, quantity and delivery terms).


                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to Seller (as of the date hereof and as of the Closing Date as if made on the Closing Date) as follows:

                  5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; Purchaser has full corporate power and authority to conduct the Business as it is now being conducted and to own and lease the Assets.

                  5.2 Corporate Authorization. Purchaser has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions described herein and therein by Purchaser have been duly authorized by all requisite corporate action. This Agreement and the Ancillary Agreements have been duly executed and delivered by Purchaser and, assuming the due execution and delivery thereof by Seller, each is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (whether considered in an action at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

                  5.3      No Conflict or Violation. Except as set forth on
Schedule 5.3 hereto, neither the execution, delivery nor performance of this Agreement or any of the transactions contemplated hereby will (a) violate or conflict with any provision of the Certificate of Incorporation or By laws of Purchaser, (b) result in a breach of or a default under any provision of any contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which either Purchaser is a party or bound or to which any property or asset of either Purchaser is subject or an event which with notice, lapse of time, or both, would result in any such breach or default, or (c) result in a violation by Purchaser of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree, or award, or an event which with notice, lapse of time, or both, would result in any such violation, which breach, default or violation would have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby.

                  5.4      Consents and Approvals. Except as set forth on
Schedule 5.4, no consent, approval or authorization or declaration, filing or registration with any Governmental Agency, or any other person or entity, is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

                  5.5 Litigation. There is no claim, action, suit, proceeding or governmental investigation against Purchaser or any of Purchaser's subsidiaries which (i) seeks to restrain or enjoin the consummation of the transactions contemplated hereby or (ii) if adversely determined, could be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement. Purchaser is not in violation of any term of any judgment, decree, injunction or order outstanding against it, which violation could reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

                  5.6 Brokers. Except as set forth on Schedule 5.6, no Person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser in connection with the negotiations relating to or the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof based in any way or agreements, arrangements or understandings made by or on behalf of Purchaser.


                                   ARTICLE VI
                        COVENANTS OF SELLER AND PURCHASER

                  Seller and Purchaser each covenant with the other as follows:

                  6.1      Employees.

                  (a) Employment. Effective as of the Closing Date, Purchaser shall offer employment to the Employees (other than those Employees on layoff, but subject to any recall rights). For a period of at least ninety (90) days from the Closing Date, Purchaser shall provide the Transferred Employees with a comparable position and at the same level of wages and/or salary and substantially similar benefits (other than with respect to benefits provided under the Retirement Pension Plan for Employees of JPS Textile Group, Inc. and the Group Medical Benefits for Retired Employees of JPS Textile Group, Inc.) as provided by Seller immediately prior to the Closing Date as set forth on
Schedule 4.13(a), unless any such employee is terminated by Purchaser in the ordinary course of business (provided that such terminations are limited to not more than 40 such employees); provided, however, that Purchaser shall specifically offer Transferred Employees the medical option under the Partners National Health Plans of North Carolina, Inc. currently offered to such employees if such coverage is reasonably available; and provided, further, however, that Purchaser may terminate for cause the employment of any Transferred Employee during the ninety
(90) days immediately following the Closing Date.

                  (b) Credited Service. The Transferred Employees shall be given full credit by Purchaser for their years of service recognized under Seller's benefit plans and vacation policy for purposes of eligibility and vesting in all employee benefit plans of Purchaser and for purposes of calculating benefits under severance and vacation policies of Purchaser.

                  (c) Severance. For one (1) year from the Closing Date, Purchaser shall maintain severance or layoff benefits no less favorable in the aggregate than those severance or layoff benefits maintained by Seller for the salaried Employees immediately prior to the Closing (the terms of which are set forth on Schedule 6.1(c)) and Purchaser shall indemnify Seller with respect to any such severance or layoff liability for any Employee terminated after the Closing Date. Seller shall not be responsible and shall not pay severance or layoff or any other similar arrangement with respect to any Employee terminated after the Closing Date.

                  (d) Health and Medical Plan Coverage. Effective as of the Closing Date, Purchaser shall provide Transferred Employees and their beneficiaries with group health and medical coverage that contains no (i) pre-existing condition exclusions or limitations or (ii) eligibility waiting periods, applicable to Transferred Employees other than any limitations or waiting periods that are already in effect and have not been satisfied with respect to such employees. With respect to such plans, Purchaser shall give each Transferred Employee credit toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing Date during the applicable plan year. If an event causing a Transferred Employee to be eligible for health care benefits under Part 6 of Title I of ERISA, 29 U.S.C.ss.ss.1161 et. seq., as amended, occurs after the Closing Date, Purchaser will be obligated to provide such health care benefits. Purchaser shall not be responsible for any costs or expenses incurred prior to the Closing with respect to Seller's health and welfare plans.

                  (e) Vacation. Purchaser shall pay each Transferred Employee the vacation pay earned by such Transferred Employee in 1998 in accordance with the terms, including both timing and amount of pay earned, of Seller's vacation policy, which vacation payments are described in Schedule 6.1(e); provided, however, that Seller shall reimburse Purchaser for the cost of such vacation pay upon reasonable notice of actual payment(s) made to such Transferred Employees. For calendar year 1999, Purchaser shall provide a vacation policy and entitlement for Transferred Employees (based such employees' years of service with Seller), the terms of which are set forth on Schedule 6.1(e).

                  (f) Pension Benefits. Seller shall cause the Retirement Pension Plan for Employees of JPS Textile Group, Inc. (the "Pension Plan") to be amended to provide Transferred Employees with full vesting as of the Closing Date.

                  (g) Savings Plan. Seller shall cause the accounts of the Transferred Employees who participate in the Amended and Restated Savings, Investment and Profit Sharing Plan of JPS Textile Group, Inc. ("Seller's Savings Plan") to be valued as of a specified valuation date as soon as practicable following the Closing (the "Asset Transfer Date"). As of the Asset Transfer Date, assets equal in value to the amount credited to each such employee's account under Seller's Savings Plan will be transferred to a trust maintained pursuant to a qualified 401(k) plan maintained by Purchaser ("Purchaser's Savings Plan"); provided, however, that Purchaser provide to Seller a determination letter or an opinion of counsel reasonably acceptable to Seller that such trust and each plan associated therewith is qualified as to form under Sections 401(a) and 501(a) of the Code. Such asset transfer shall include any outstanding participant loans. As of the Asset Transfer Date, Purchaser shall be liable for the payment of the benefits accrued by and transferred in respect of any Transferred Employee who participated in Seller's Savings Plan and who was effected by such transfer. Purchaser shall provide Transferred Employees who participate in Purchaser's Savings Plan with matching contributions and discretionary contributions at the same rate as Purchaser provides to its other Employees.

                  (h) Flex Plan. Effective as of the Closing Date, Purchaser shall recognize salary reduction elections made by Transferred Employees under the JPS Textile Group, Inc. Flexible Benefits Program ("JPS Flex Plan") as elections made under Purchaser's Code Section 125 flexible benefits program ("Purchaser Flex Plan") and no new benefit elections for 1999 will be allowed to the Transferred Employees except as otherwise provided by the Purchaser Flex Plan in the event of a change in family status. Effective as of the

Closing Date, Purchaser shall assume all obligations to pay all unpaid claims incurred in 1999 of the Transferred Employees participating in the Purchaser Flex Plan as of the Closing Date. As soon as practicable following the Closing, Seller shall transfer to Purchaser assets equal to the aggregate amount of 1999 salary reductions related to Transferred Employees' elections under the JPS Flex Plan withheld through the Closing Date (less the aggregate claims paid under the JPS Flex Plan to Transferred Employees from January 1, 1999 through the Closing
Date).

                  (i) Transfer of or Access to Records. Purchaser shall, at Seller's request, allow Seller reasonable access to all personnel and other records reasonably related to any Transferred Employee.

                  (j) W-2 Matters. Pursuant to the alternate procedure prescribed by Revenue Procedure 96-60, Purchaser shall assume Seller's entire obligation to furnish Forms W-2 for the calendar year ending December 31, 1999 to Transferred Employees. Seller shall provide Purchaser any information not available to Purchaser relating to periods ending on the Closing Date necessary for Purchaser to prepare and distribute Forms W-2 to Transferred Employees for the year ending December 31, 1999, which Forms W-2 shall include all remuneration earned by Transferred Employees from both Seller and Purchaser during the year ending December 31, 1999, and Purchaser shall prepare and distribute such Forms.

                  6.2 Further Assurances; Cooperation and Assistance. From time to time from and after the Closing Date, at Purchaser's reasonable request, Seller will (and will cause its officers, directors, employees, affiliates and agents to) execute and deliver such other instruments of conveyance and transfer and take such other actions as Purchaser may reasonably request in order to (i) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to Purchaser of the Assets and (ii) convey, transfer to and vest in Purchaser and to put Purchaser in possession and operating control of all or any part of the Assets, including, without limitation, cooperating with and assisting Purchaser in the prosecution of any claims and in the collection or reduction to possession of accounts receivable and all the other Assets. Seller hereby agrees that all out-of-pocket expenses incurred in connection with the matters set forth in clause (ii) above shall be borne by it, and all other costs incurred in clauses (i) and (ii) shall be borne by Purchaser.

                  6.3 Nondisclosure. (a) From and after the Closing Date, Seller will not use, divulge, furnish or make accessible to anyone any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any proprietary, material non-public, confidential or secret aspects of the Business, in each case relating solely to the Business (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers) and Seller will cooperate reasonably with Purchaser in preserving such proprietary, confidential or secret aspects of the Business, in each case relating solely to the Business; provided, however, that nothing herein shall prohibit Seller from (i) complying with any order or decree of any court of competent jurisdiction or governmental authority, but Seller will give Purchaser timely notice of the receipt of any such order or decree, or (ii) disclosing such information to the extent necessary to any lenders under any of their credit documentation, as it relates to the Business, and provided, further, that the foregoing provision shall not apply to any information which is or becomes generally available to the public through no breach of this Agreement.

                  6.4 Non-Competition. (a) Except as set forth in Schedule 6.4(a), Seller (on behalf of itself and its subsidiaries) agrees that for three
(3) years from and after the Closing Date, it shall not engage, directly or indirectly, or render any consulting or advisory services to any person, firm or corporation that engages, in the United States in the manufacturing and selling of woven fabrics for use in the manufacture of draperies, curtains, lampshades, bedding and upholstery and which directly compete with the Business, or own stock or otherwise have an interest in or be affiliated with, any person, corporation, firm, partnership or other entity engaged in such business (except as a stockholder holding less than 10% of the stock of a publicly-owned corporation); provided, however, that it shall not be a violation of this
Section 6.4(a) for Seller to (i) resell returned goods received from customers of the Business (whether received by Seller before or after the Closing Date) or
(ii) sell yarn (other than solution-dyed rayon yarn) to third parties for the use in the manufacture of woven fabrics for use in the home furnishing industry.

                  (b) Seller (on behalf of itself and its subsidiaries) shall not (i) for a period of three (3) years from the Closing Date with respect to any Employees listed as "Key Employees" in Schedule 6.4(b) and (ii) for a period of one (1) year from the Closing Date with respect to any other salaried Employee, hire any such Employee, without the prior written consent of Purchaser, except as otherwise required by court order or unless as otherwise agreed between the parties.

                  (c) Seller (on behalf of itself and its subsidiaries) agrees that a violation of Section 6.4(a) or 6.4(b) will cause irreparable injury to Purchaser, and Purchaser will be entitled, in addition to any other rights and remedies it may have at law or in equity, to apply for an injunction enjoining and restraining Seller from doing or continuing to do any such act and any other violations or threatened violations of this Section 6.4.

                  (d) Seller (on behalf of itself and its subsidiaries) acknowledges and agrees that the covenants set forth in this Section 6.4 are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this paragraph (d), any of the provisions of this Section
6.4 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

                  6.5 Sums Received in Respect of Business. Seller shall pay or cause to be paid over to Purchaser, promptly after the receipt thereof after the Closing Date, all sums received in respect or on account of the Assets other than the consideration received by Seller as set forth in Section 2.2 hereof.

                  6.6 Maintenance of the Business Prior to Closing. Unless otherwise consented to by Purchaser, from the date hereof until the Closing, Seller shall:

                  (a) carry on the Business in the ordinary course in accordance with past practice and not take any action inconsistent therewith or with the consummation of the transactions contemplated hereby;

                  (b) except as set forth on Schedule 6.6(b), use its best efforts to keep available generally the services of the present employees of the Business, and preserve generally the present relationships with persons having business dealings with the Business;

                  (c) maintain all of the Assets in good repair, order and condition (except for ordinary wear and tear and equipment breakdowns of a type normally occurring which do not materially interfere with the operation of the Business);

                  (d) maintain the books, accounts and records in the ordinary course consistent with past practice, and comply, in all material respects, with all laws applicable to the conduct of the Business;

                  (e) not materially change or enter into any agreement to materially change the character of the Business;

                  (f) not enter into any employment contract with any employee of the Business or make any loan to, or enter into any material transaction of any other nature with, any employee of the Business;

                  (g) other than in accordance with the Seller Credit Agreement and/or the Loan and Security Agreement, by and between JPS Converter and Industrial Corp. and The CIT Group/Equipment Financing, Inc., dated as of October 31, 1991, as amended (the "CIT Agreement"), not sell or transfer any of the Assets, except Inventory and Fixed Assets in the ordinary course of business, and maintain Inventory at levels consistent with past practice;

                  (h) not terminate or modify any lease, license, Permit, Contract or other agreement included in the Assets in a manner materially adverse to the Business;

                  (i) other than in accordance with the Seller Credit Agreement and/or the CIT Agreement, not release, waive, sell or assign any debts, claims, rights or other intangible rights included in the Assets; and

                  (j) maintain insurance coverage in the usual manner consistent with prior practices

                  If, in accordance with the terms of the Seller Credit Agreement or the CIT Agreement, any of the events described in (g) and (i) above occur, then Seller shall promptly provide Purchaser with written notice of such occurrence.

                  6.7 Consents. Purchaser and Seller, as applicable, will take all reasonable action required hereunder to obtain all applicable Permits, consents, approvals and agreements of, and to give all notices and make all filings with, public and governmental authorities and third parties (at such time as the parties mutually determine) as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment and transfer of the Assets to Purchaser; provided, however, that nothing contained in this Section 6.7 shall be deemed to require Seller to make any payments to obtain a consent or approval from any third party.

                  6.8 Public Announcements. Neither Seller (nor any of its affiliates) nor Purchaser (nor any of its affiliates) shall make any public statement, including, without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other party (which consent may not be unreasonably withheld or delayed), except as may be required by law, regulation, legal process or stock exchange rules, and except that following the issuance of press releases by the parties hereto with respect to the transactions contemplated hereby the parties may continue routine communications (including discussions regarding the transactions contemplated hereby) with investors and analysts.

                  6.9 Bill and Hold Insurance. From and after the Closing Date, Seller shall (a) maintain insurance coverage in respect of all bill and hold goods and (b) pay any processing fees in relation thereto at current rates (i.e., $1.00 per bale for all goods received and/or shipped out or from the Boger City Plant and $.75 per carton per month) for all goods stored at the Boger City Plant until all such goods are shipped to customers.

                  6.10 Financing. Purchaser shall use its reasonable best efforts to (a) enter into financing arrangements providing for financing sufficient to complete the transactions contemplated by this Agreement, on terms and conditions reasonably satisfactory to Purchaser, and (b) obtain a commitment letter in respect of such financing, on terms satisfactory to Purchaser but with conditions reasonably satisfactory to Seller (and deliver a facsimile of an executed copy thereof to Seller) no later than January 22, 1999.

                  6.11 Pre-Closing Sales Tax Liabilities. Seller shall be responsible for all sales taxes applicable to sales of merchandise made by the Business prior to the Closing Date.

                  6.12 Testing. From time to time, from and after the Closing Date, Seller shall provide Purchaser reasonable ingress and egress to and from the non-contiguous parcel of land located in Lincolnton, North Carolina relating to the Business not being transferred to Purchaser hereunder in order for Purchaser to comply with the terms of the Lincolnton Discharge Permit being transferred to Purchaser as part of the Assets, with which Purchaser agrees to comply; provided, however, that such permit has been transferred; provided, further, however, that Seller shall not sell or otherwise transfer such non-contiguous parcel to a third party unless the such third party shall agree to be bound by the provisions of this Section 6.12.

                                   ARTICLE VII
                       CONDITIONS TO SELLER'S OBLIGATIONS

                  The obligations of Seller to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any and all of which may be waived in whole or in part by Seller:

                  7.1 Representations, Warranties and Covenants. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by the transactions contemplated hereby, and Purchaser shall have performed in all material respects all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  7.2 Certificates. Purchaser shall have furnished Seller with such certificates, dated the Closing Date, of Purchaser's officers, directors and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

                  7.3 Corporate Documents. Seller shall have received from Purchaser certified copies of the resolutions duly adopted by the board of directors of Purchaser approving the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and such resolutions shall be in full force and effect as of the Closing Date.

                  7.4 Legal Opinion. Seller shall have received the opinion of Jackson Walker L.L.P. counsel to Purchaser, in the form of Exhibit G hereto.

                  7.5 Consents. All consents listed on Schedule 7.5 hereto shall have been obtained.

                  7.6 No Governmental Proceedings or Litigation. No suit, action, investigation or other proceeding by any governmental authority or other person or any other legal or administrative proceeding shall have been instituted or threatened which would make illegal, or prevent, or question the validity or legality of, the transactions contemplated hereby or which seeks material damages in respect thereof.

                                  ARTICLE VIII
                      CONDITIONS TO PURCHASER'S OBLIGATIONS

                  The obligations of Purchaser to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser:

                  8.1 Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, and Seller shall have performed in all material respects all covenants and conditions contained in this Agreement to be performed or complied with by them prior to or on the Closing Date.

                  8.2 Certificates. Seller shall have furnished Purchaser with such certificates, dated the Closing Date, of Seller's officers, directors and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Purchaser.

                  8.3 Section 1445 Certificate. Seller shall have furnished Purchaser with a certificate that such Seller is not a foreign person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b).

                  8.4 Corporate Documents. Purchaser shall have received from Seller certified copies of the resolutions duly adopted by the boards of directors of Seller and JPS approving the execution and delivery of this Agreement and the Ancillary Agreements and the JPS Agreement and the consummation of the transactions contemplated hereby and thereby.

                  8.5 Legal Opinion. Purchaser shall have received the opinion of Weil, Gotshal & Manges LLP, counsel for Seller, in the form of Exhibit H hereto.

                  8.6 Consents. All consents listed on Schedule 8.6 hereto shall have been obtained.

                  8.7 Delivery of Documents. Seller shall have executed and delivered to Purchaser at the Closing the Ancillary Agreements (other than the Supply Agreement and the Transitional Services Agreement) and executed and/or delivered the other documents listed in Sections 3.2, 3.3, 3.4 and 3.5 hereof.

                  8.8 Good Standing Certificates. Purchaser shall have received (i) a certificate of the Secretary of State of the State of Delaware as to Seller's good standing and legal existence dated as close as practicable to the Closing Date and a bring-down notice dated as of the Closing Date as to Seller's good standing and (ii) a certificate of the Secretary of State of the State of North Carolina as to Seller's authority to do business in such state dated as close as practicable to the Closing Date.

                  8.9 Release of Liens. Purchaser shall have received evidence reasonably satisfactory to it that all liens of third parties in respect of the Assets, other than Permitted Liens, shall have been released as of the Closing Date.

                  8.10 No Governmental Proceedings or Litigation. No suit, action, investigation or other proceeding by any governmental authority or other person or any other legal or administrative proceeding shall have been instituted or threatened which would make illegal, or prevents, or questions the validity or legality of, the transactions contemplated hereby or which seeks material damages in respect thereof.

                  8.11 Financing. Purchaser shall have entered into financing arrangements providing for financing sufficient to complete the transactions contemplated by this Agreement, on terms and conditions reasonably satisfactory to Purchaser.


                                   ARTICLE IX
                     CERTAIN ACTIONS BY SELLER AND PURCHASER
                                AFTER THE CLOSING

                  9.1 Books and Records. Each party agrees that it will cooperate with and make available to the other party, subject to Section 10.11 hereof, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any Tax inquiry, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees) reasonably incurred in connection with providing such Books and Records, information or employees. Seller may require certain financial information relating to the Business for periods prior to the Closing Date for the purpose of filing federal, state, local and foreign tax returns and other governmental reports, and Purchaser agrees to furnish such information to Seller at reasonable request.

                  9.2      Indemnification.

                  (a) By Seller. Seller shall indemnify and hold harmless Purchaser, its directors, officers, employees and each of their respective successors and assigns from and against any and all demands, claims, actions or causes of action, assessments, deficiencies, damages, losses, liabilities and expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding or investigation brought against Purchaser) (herein, the "Damages"), incurred in connection with or arising out of or resulting from (i) any breach of or inaccuracy in any representation or warranty made by Seller pursuant to this Agreement and/or the Ancillary Agreements; (ii) the failure of Seller to comply with any of the covenants contained in this Agreement or the Ancillary Agreements which are required to be performed by Seller; (iii) any Excluded Liability; (iv) any Taxes which result in a claim against Purchaser for any taxable period ending on or prior to the Closing Date (other than taxes assumed by Purchaser hereunder); (v) any product claim or warranty relating to products sold prior to the Closing and all general liability claims arising out of events occurring prior to the Closing (other than claims or warranties assumed by Purchaser hereunder); (vi) the non-compliance by Seller with applicable bulk sales statutes; and (vii) the operation of the Business (other than with respect to any liabilities arising on or prior to the Closing Date which are Assumed Liabilities) on or prior to the Closing Date.

                  (b) By Purchaser. Purchaser shall indemnify and hold harmless Seller, its directors, officers and employees and each of their respective successors and assigns from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of or inaccuracy in any representation or warranty made by Purchaser pursuant to this Agreement and/or the Ancillary Agreements; (ii) the failure of Purchaser to comply with any of the covenants contained in this Agreement or in any of the Ancillary Agreements which are required to be performed by Purchaser; (iii) any Assumed Liability; and (iv) the operation of the Business (other than with respect to the Excluded Assets or any liabilities arising on or prior to the Closing Date and which are not Assumed Liabilities) from and after the Closing Date, including, without limitation, any claim, liability, obligation or commitment of any nature in respect of any Permits operated by Seller for the benefit of Purchaser from and after the Closing Date pursuant to Section 3.2 hereof.

                  (c) Claims by Third Parties. Promptly after receipt by an indemnified party of written notice of the commencement of any investigation, claim, proceeding or other action in respect of which indemnity may be sought from the indemnitor (an "Action"), such indemnified party shall notify the indemnitor in writing of the commencement of such Action; but the omission to so notify the indemnitor shall not relieve it from any liability that it may other-wise have to such indemnified party, except to the extent that the indemnitor is materially prejudiced or forfeits substantive rights or defenses as a result of such failure. In connection with any Action in which indemnitor and any indemnified party are parties, the indemnitor shall be entitled to participate therein, and may assume the defense thereof. Notwithstanding the assumption of the defense of any such Action by the indemnitor, each indemnified party shall have the right to employ separate counsel and to participate in the defense of such Action, and the indemnitor shall bear the reasonable fees, costs and expenses of such separate counsel to such indemnified party if: (a) the indemnitor shall have agreed to the retention of such separate counsel, (b) the indemnified party shall have concluded that representation of such indemnified party and the indemnitor by the same counsel would be inappropriate due to actual or, as reasonably determined by such indemnified party's counsel, potential differing interests between them in the conduct of the defense of such Action, or if there may be legal defenses available to such indemnified party that are different from or additional to those available to the other indemnified party or to the indemnitor, or (c) the indemnitor shall have failed to employ counsel reasonably satisfactory to such indemnified party within a reasonable period of time after notice of the institution of such Action. If such indemnified party retains separate counsel in cases other than as described in clauses (a), (b) or (c) above, such counsel shall be retained at the expense of such indemnified party. Except as provided above, it is hereby agreed and understood that the indemnitor shall not, in connection with any Action in the same jurisdiction, be liable for the fees and expenses of more than one counsel for all such indemnified parties (together with appropriate local counsel). The party from whom indemnification is sought shall not, without the written consent of the party seeking indemnification (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment that involves more than the payment of money or that does not include an unconditional release of the party seeking indemnification from all liabilities with respect to such claim.

                  (d) Limitations on Indemnification. Notwithstanding any other provision of this Agreement, none of the parties hereto shall be entitled to indemnification pursuant to this Section 9.2 for any Damages arising out of the breach of any representation or warranty made by the other party in this Agreement except as follows: (i) with respect to any Damages resulting from a breach of any of the representations and warranties by either party, the other party shall be entitled to indemnification for only those Damages which arise out of such breach and are in excess of $400,000 in the aggregate (it being agreed that such other party shall bear the first $400,000 of Damages arising from such breaches or alleged breaches); and (ii) unless the party seeking such indemnification shall make its claim therefor on or prior to the date on which the relevant representation or warranty shall expire pursuant to Section 10.2, except that if a claim arises under a representation or warranty and a notice of such claim is given prior to the expiration of the survival period, then such representation or warranty shall not terminate with respect to such claim until indemnification thereof (if any is owing) shall have been made in accordance with the provisions of this Agreement. In no event will either party be liable under or with respect to this Agreement for any Damages or any portion of any Damages arising out of the breach of any representation or warranty in excess of $4,000,000 in the aggregate; provided, however, that the foregoing limitations on liability for Damages arising out of the breach of any representation or warranty shall not apply to claims of Purchaser relating to the Excluded Liabilities or claims of Seller relating to the Assumed Liabilities or to the representations or warranties set forth in Section 4.2 or 5.2.

                  (e) Each party hereto acknowledges and agrees that, after the Closing Date, its sole and exclusive legal remedy with respect to any and all claims relating to or arising out of a breach of any representation, warranty, covenant or agreement made by the other party in this Agreement shall be pursuant to the indemnification provisions set forth in this Section 9.2, except in the case of actual fraud.

                  (f)      In calculating any amounts payable pursuant to this
Section 9.2 or Section 9.4 by Seller or Purchaser, as the case may be, such amounts shall be reduced by (i) any tax benefit actually realized by the Indemnified Party as a result of the facts giving rise to the claim for indemnification and (ii) any insurance recoveries received by the Indemnified Party. All amounts paid pursuant to this Section 9.2 or Section 9.4 by one party to another party shall be treated by such parties as an adjustment to the Purchase Price for the Assets.

                  (g) With respect to Remedial Activities for which Seller must indemnify Purchaser:

                           (i) Purchaser shall notify Seller of any condition requiring Remedial Activities for which Seller is responsible within 30 days of becoming aware that Remedial Activities are required. Purchaser shall identify the conditions and the asserted grounds for indemnification. Seller shall have 60 days from receipt of such notice to commence an appropriate response, which may include investigation, remediation, or response to and negotiation with regulatory authorities, but need not involve actual Remedial Activities. Seller shall promptly and diligently, consistent with clause (iii) below, ascertain and complete all Remedial Activities required by Environmental Laws and the governmental authorities responsible for implementing those laws.

                           (ii) Claims by third parties alleging personal injury or property damage arising out of Hazardous Materials which do not arise out of and will not involve Remedial Activities shall be governed by subsection 9.2(c) of this section.

                           (iii) Seller and Purchaser shall reasonably cooperate in all decisions and activities related to Remedial Activities, including without limitation, the timing, scope of work, choice of consultant, choice of contractors, and remedy selected; provided, however, that (a) Seller shall ensure that all Remedial Activities are undertaken in a manner that does not prevent or materially impair Purchaser from using the Boger City Plant in a reasonable manner, (b) Seller shall comply with all applicable laws and with all requirements imposed by governmental authorities with responsiblity for implementing Environmental Laws, and (c) Seller may use the least stringent criteria applicable to industrial property if such criteria are acceptable to governmental authorities with jurisdiction over the Remedial Activities. Seller shall provide Purchaser with a written scope of work and the anticipated timeframe for completion not less than 20 days before the commencement of work. Purchaser shall have the right to review and to consult with Seller with respect to finalization and implementation of such plan and Seller, shall where reasonable, incorporate Purchaser's comments to such plan.

                           (iv) Purchaser shall provide Seller and its agents and representatives, including its environmental consultants and contractors, with access to the Boger

         City Plant and any portion thereof on which Remedial Activities are to be performed, and to water, telephone lines, electricity and other readily available utilities. Purchaser shall cooperate with and assist Seller in procuring required environmental permits and authorizations and making required reports and filings. Purchaser shall not be required to incur any out-of-pocket expenses or extraordinary personnel or operating costs in connection with such cooperation and assistance without reasonable compensation.

                           (v) If Seller fails for any reason to commence and complete all required Remedial Activities in accordance with this Agreement, then Purchaser shall, after reasonable notice, have the right, but not the obligation, to perform such activities as Purchaser, in its sole discretion, believes are required to obtain compliance with Environmental Laws and Seller shall be responsible under Section 9.2(a) for reimbursing all of Purchaser's reasonable costs; provided, however, that Purchaser shall use the least stringent clean-up criteria applicable to industrial property.

                           (vi) For purposes of this Section 9.2(g), Remedial Activities means any actions specifically required by Environmental Laws to cleanup, remove, treat, or in any other way address Hazardous Materials located in, on or under the soil or groundwater at the Boger City Plant at concentrations exceeding those allowed by Environmental Laws. Remedial Activities shall not include any action voluntarily undertaken to investigate or remediate Hazardous Materials.

                  (h) (i) Omissions, conduct or conditions that were not violations of Environmental Laws in effect on the Closing Date, but which subsequently become violations due to a change in law, shall be Assumed Liabilities, and omissions, conduct or conditions that would have been violations of Environmental Laws in effect on the Closing Date (had all of the facts and circumstances been known) shall be Excluded Liabilities.

                  (ii) Conditions existing on or before Closing for which Remedial Activities (as defined in Section 9.2(g)(vi)) were not required under Environmental Laws in effect on the Closing Date, but which subsequently become subject to a remedial requirement due to a change in law, shall be Assumed Liabilities, and all other conditions existing on or before Closing for which Remedial Activities would have been required under Environmental Laws in effect on the Closing Date (had all of the facts and circumstances been known) shall be Excluded Liabilities.

                  9.3      [Reserved].

                  9.4 Tax Matters. (a) Seller and Purchaser shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such Tax data, prior Tax returns and filings and other information as may be reasonably required for the preparation by Purchaser or Seller of any Tax returns, elections, consents or certificates required to be prepared and filed by Purchaser or Seller and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Taxes. Purchaser and Seller will each retain and provide to the other party all records and other information which may be relevant to any such Tax return, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other party for any period. Each of Purchaser and Seller will retain copies of all Tax returns, supporting work schedules and other records relating to Tax periods or portions thereof ending prior to or on the Closing Date.

                  (b) Notwithstanding the provisions of Section 2.3(e) hereof (i) any recording or other similar Taxes or fees imposed as a result of the sale of the Owned Real Property to Purchaser pursuant to this Agreement shall be paid by Purchaser and (ii) any sales, transfer, use or other similar Taxes or fees imposed as a result of the sale of the Business to Purchaser pursuant to this Agreement shall be paid by Seller. At the Closing, Seller and Purchaser shall deliver to each other such properly completed resale exemption certificates and other similar certificates or instruments as are necessary to claim available exemptions from the payment of sales, transfer, use or other similar Taxes under applicable law.

                  9.5 Mail Received After Closing. (a) Following the Closing, Purchaser may receive and open all mail and other communications addressed to Seller and deal with the contents thereof in its discretion to the extent that such mail relates to the Business; provided that Purchaser shall have no right to deal with the contents of any mail or other communication to the extent that the same are not in respect of the Assets or the Business and Purchaser shall promptly notify Seller as to the receipt thereof and make appropriate arrangements to deliver such materials promptly to Seller.

                  (b) Following the Closing, Seller shall promptly notify Purchaser of all mail and other communications relating solely to the Business addressed to Seller and received by Seller, and shall make appropriate arrangements to deliver such materials promptly to Purchaser.


                                    ARTICLE X
                                  MISCELLANEOUS

                  10.1 Termination. This Agreement may be terminated: (a) by the written agreement of Seller and Purchaser; (b) by either Seller or Purchaser if there shall be in effect a non-appealable order of a court of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby; (c) by either Seller or Purchaser if the Closing shall not have occurred on or before March 1, 1999; (d) by Seller if Purchaser shall not have obtained the commitment letter described in Section 6.10(b) hereof by February 8, 1999; and (e) by Purchaser if there is a material occurrence of an event described in Sections 6.6 (g) or 6.6 (i) or a material change in any schedule pursuant to Section 10.14. Upon any termination of this Agreement pursuant to this Section 10.1, no party hereto shall thereafter have any further liability or obligation hereunder, other than for liabilities to the extent arising from a willful breach of this Agreement prior to the date of such termination.

                  10.2 Survival of Representations and Warranties. The respective representations and warranties made by Seller and Purchaser in this Agreement (including those made in the Exhibits and Schedules hereto) or in any Ancillary Agreement shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation and warranty of Seller and Purchaser shall expire with, and be terminated and extinguished on, the first anniversary of the Closing Date (other than in respect of the representations and warranties set forth in (i) Sections 4.9,
4.13 and 4.18, which shall survive for a period of three (3) years after the Closing Date or (ii) Sections 4.2 or 5.2, which shall survive for a period equal to the applicable statute of limitations) or the termination of this Agreement pursuant to Section 10.1 hereof or otherwise.

                  10.3 Assignment. Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other party hereto (and any attempt to do so will be void). Notwithstanding the foregoing, (i) Purchaser hereby acknowledges and agrees that Seller may collaterally assign its rights, title and interest to any payments under this Agreement to Citibank, N.A., as collateral agent pursuant to the Seller Credit Agreement, or to any successor collateral agent thereunder (Citibank, N.A., in such capacity, or any such successor being the "Collateral Agent"), and Purchaser hereby consents to such assignment and (ii) Seller hereby acknowledges and agrees that Purchaser may collaterally assign its rights, title and interest to any payments under this Agreement to any financial institution providing financing to Purchaser in connection with the transactions contemplated by this Agreement. Furthermore, Purchaser hereby acknowledges and agrees that upon receipt of written notice from the Collateral Agent that an "Event of Default" has occurred pursuant to the Seller Credit Agreement, Purchaser will tender any payments due under this Agreement to the Collateral Agent in accordance with the instructions set forth in such notice; provided, however, in the event that Purchaser tenders payment to Seller, such payment shall be a complete discharge of Purchaser's obligation to the Collateral Agent and Purchaser shall thereafter have no further liability to the Collateral Agent with respect to such payment.

                  10.4 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and shall be deemed to have been duly given if delivered by hand or sent by facsimile (with confirmation by facsimile answer back) or mailed by certified or registered mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:


                  If to Seller, addressed to:

                           JPS Textile Group, Inc.
                           555 N. Pleasantburg Drive, Suite 202
                           Greenville, South Carolina  29607
                           Attention:  Jerry E. Hunter, Chairman & CEO
                           Facsimile No.:  (864) 271-9939

                  With a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York  10153
                           Attention:  Simeon Gold, Esq.
                           Facsimile No.:  (212) 310-8007

                  If to Purchaser, addressed to:

                           Belding Hausman Incorporated
                           70 West 36th Street
                           Fifth Floor
                           New York, New York  10018
                           Attention: Nancy Zarin, President & CEO
                           Facsimile No:  (212) 239-8696

                  With a copy to:

                           Jackson Walker L.L.P.
                           901 Main Street, Suite 6000
                           Dallas, Texas  75202
                           Attention: Richard F. Dahlson, Esq.
                           Facsimile No:  (214) 953-5822

or to such other place with such other copies as either party may designate as to itself by written notice to the others.

                  10.5 Choice of Law. The Agreement shall be construed and interpreted, and the rights of the parties determined, in accordance with the laws of the State of Delaware (without reference to the choice of law provisions of Delaware law).

                  10.6 Entire Agreement; Amendments and Waivers. This Agreement and the Ancillary Agreements, together with all Exhibits and Schedules hereto and thereto, constitute the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter hereof. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No act, delay or omission or course of dealing on the part of either party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

                  10.7 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  10.8 Expenses. Except as otherwise specified herein, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement; provided, however, with respect to costs, fees or expenses paid in connection with transferring Permits or obtaining new Permits to enable Purchaser to operate and continue to operate the Business, such costs shall be borne solely by Purchaser.

                  10.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument and, in lieu of any such provision held to be invalid, illegal or unenforceable, the parties shall agree to amend the Agreement to include a similar provision that is valid, legal and enforceable.

                  10.10 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  10.11 Confidential Transaction Information. The parties acknowledge that the transactions described herein are of a confidential nature and shall not be disclosed except as provided herein or as required by law, regulations, legal process or stock exchange rules. Neither Seller, Purchaser nor their respective Affiliates shall make any public disclosure of the specific terms of this Agreement without the prior written consent of the other parties hereto, except as required by law or stock exchange rules or to bankers, attorneys, accountants and other professional advisors. In connection with the performance of obligations hereunder, each party acknowledges that it will have access to confidential information relating to the other parties. Each party hereto shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or disclose such information in connection with the transactions contemplated hereby, except to advisors, lenders, consultants and affiliates who also agree to treat such information as confidential. Seller, at a time and in a manner which it reasonably determines and after prior notice to and consultation with Purchaser, may notify employees, unions, bargaining agents and the public at large of the fact of the subject transaction.

                  10.12 Third Parties. Except as set forth in Section 10.3 hereof, nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto, and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement (but in no event shall any of the Employees have any such rights).

                  10.13 Neutral Construction. All of the parties to this Agreement were represented by counsel, or had the opportunity to consult with counsel. No party may rely on any drafts of this Agreement in any interpretation of this Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

                  10.14 Revisions to Certain Schedules. Notwithstanding anything to the contrary in this Agreement, Seller may revise the schedules to this Agreement (or the schedules to any exhibit to this Agreement) to reflect operations of the Business in the ordinary course of business, as contemplated by this Agreement, subject to the consent of Purchaser, which consent may not be unreasonably withheld. Seller shall deliver to Purchaser any such revised schedules prior to the Closing Date.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, in multiple originals, all as of the day and year first above written.


                                            JPS CONVERTER AND INDUSTRIAL CORP.


                                            By   /s/ John Sanders
                                              ---------------------------------
                                              Name:  John Sanders
                                              Title: Vice President and
                                                     Assistant Secretary


                                            BELDING HAUSMAN INCORPORATED


                                            By   /s/ Nancy Zarin
                                              ---------------------------------
                                              Name:  Nancy Zarin
                                              Title: President and CEO

                                                                       Exhibit D

                        JPS CONVERTER & INDUSTRIAL CORP.         ('000)
                    SUMMARY OF OPERATIONS - HOME FURNISHINGS
                                12 MONTHS ENDED

                                           11/01/97        10/31/98
LINE                                        Y-T-D           Y-T-D
NO.      ITEM                               TOTAL           TOTAL
-------------------------------------------------------------------
                                                   ('000)
 1       WEEKS                                  52             52
 2       BILLINGS
 3       1ST QUALITY
 4           TRADE                          23,115         17,830
 5           INT'DIV                             0              0
 6           TOTAL                          23,115         17,830
 7       2ND QUALITY
 8           TRADE                           1,032            759
 9           INT'DIV                             0              0
10           TOTAL                           1,032            759
11       RETURNS                              (401)          (154)
12       ALLOWANCES                            (10)            (2)
13                                         -------        -------
14         TOTAL BILLINGS                   23,736         18,233
15
16       PROFIT
17       1ST QUALITY
18           TRADE                           3,208          1,748
19           INT'DIV                             0              0
20           TOTAL                           3,208          1,748
21       2ND QUALITY
22           TRADE                            (365)          (448)
23           INT'DIV                             0              0
24           TOTAL                            (365)          (448)
25                                         -------        -------
26         TOTAL PROFIT                      2,843          1,300
27
28       SAMPLES                                (2)            (2)
29       RESERVE 1ST QUAL                      (15)            10
30       RESERVE 2ND QUAL                       (4)            (2)
31       DEGREE OF OPERATIONS                    0              0
32       PLANT VARIANCE                         14           (153)
33                                         -------        -------
34         TOTAL GROSS MARGIN                2,836          1,157
35         % GROSS MARGIN                    11.95%          6.35%
36
37       FACTORING EXPENSE                    (105)           (81)
38       SELLING EXPENSE                      (946)          (998)
39       G & A                                (652)          (679)
40       DISTRIBUTION                         (120)           (67)
41                                         -------        -------
42         TOTAL SG&A                       (1,823)        (1,825)
43
44       PROJECT EXPENSE                        (4)             0
45                                         -------        -------
46         OPERATING P/L                     1,009           (668)
47         % OPERATING P/L BILLINGS           4.25%         (3.66)%
48
49         I.B.I.T.D.                        2,698            227
50         % I.B.I.T.D.                      11.37%          1.24%
51
52       CAPITAL EXPENDITURES                  242            280
53       DEPRECIATION                        1,689            895
54       PROFIT 1ST @ STD                    13.88           9.61
55       PROFIT 2ND @ STD                   (35.37)        (59.03)
56       % SEC BILLED                         4.27           4.13
57       % RETURN & ALLOW                    (1.70)         (0.85)
58       INVENTORY TURN                       7.05           4.51
59         RAW MATERIAL INVENTORY              622            475
60         WORK IN PROCESS INVENTORY         1,214          1,241
61         GOODS IN PROCESS INVENTORY          102            105
62         FINISHED GOODS INVENTORY          1,394          2,188
63         SALABLE WASTE & SUPPLIES             36             33
64       TOTAL INVENTORIES                   3,368          4,042
65         RECEIVABLES                       4,729          3,541
66         NET FIXED ASSETS                  9,937          7,198
67       TOTAL INVESTMENT                   18,034         14,781
68       RETURN ON INVESTMENT                 5.59          (4.52)
69       BILL & / INVEST                      1.32           1.23
70       % SELL OR BILL                       3.99           5.47
71       % G&A OF BILL                        2.75           3.72
72
73       UNITS PACKED                       18,222         13,508
74       UNITS BILLED                       17,619         13,345
75       AVERAGE SALES PRICE                1.3472         1.3663
76       BILL & HOLD                         1,988          1,603